Exhibit 99.1

Form of

Acceleration and Clawback Agreement

As you are aware, on October 21, 2024, Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”) providing for the merger of the Company with and into AUB (the “Merger”), whereupon the separate existence of the Company shall cease.

In connection with the Merger, certain employees of the Company and its subsidiaries, including yourself, may be eligible to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December 26, 2024, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating to December 2024 the payment of certain compensation that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Agreement (the “Agreement”).

1.	Accelerated Payment of Certain Compensation

If you sign this Agreement setting forth the terms and conditions of your obligation to repay accelerated payments and to be subject to true-up conditions with respect to such payments, as described in Sections 2 and 3 below, then to the extent any of the following payments would have otherwise been paid to you in 2025, the Company will instead make the following payments and grants to you in December 2024:

(i)	Payment of your fiscal year 2024 annual bonus (“FY24 Annual Bonus”) under the Annual Incentive Plan that otherwise would be payable in 2025 with performance deemed to be 60% of target (the “Accelerated Bonus”);

(ii)	[Accelerated vesting of certain Company restricted stock awards (“RSAs”) that would otherwise have vested and been settled in 2025 (the “Accelerated RSAs”);]

(iii)	Grant of shares of restricted stock with a fair market value equal to the same percentage of base salary as the grant of time-vested restricted stock units that you received in March 2024, which shares would otherwise be granted in March 2025 as part of your annual compensation package (“Accelerated Grant”).

Your specific acceleration and the extent to which any of the types of compensation identified above apply to you is set forth on Schedule A hereto. Any Accelerated Bonus, Accelerated RSAs, or Accelerated Grant (collectively, as applicable, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive (i) upon the consummation of the Merger or (ii) otherwise in 2025, so there will in no event be any duplication of payments.

2.            Clawback of Accelerated Payment

(a)            In the event that your employment with the Company terminates prior to the date on which the applicable payment or grant would have been earned and/or made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would result in forfeiture of any portion of the Accelerated Bonus or Accelerated RSAs or non-issuance of the Accelerated Grant that constitute the Accelerated Amounts, or in the event you would have otherwise been required to forfeit or repay any such amounts pursuant to the terms and conditions thereof, as applicable, then you shall, and you hereby agree to, (i) repay to the Company the applicable cash amounts underlying the Accelerated Bonus, as applicable, (ii) repay the Accelerated RSAs (or the cash value of such shares based on the closing share price on the termination date) or, if you have sold the shares, the cash proceeds received by you from the sale of the such shares, and (iii) forfeit the Accelerated Grant notwithstanding anything to the contrary in the award agreement that would provide for continued or accelerated vesting.

(b)            If you are required to make any repayment pursuant to Section 2(a) above or Section 3 below and you fail to repay such amount(s) in a timely manner, you will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

3.            True Ups for Accelerated Payments

If you sign this Agreement to receive Accelerated Amounts as described in Section 1 above and Schedule A hereto, then the Company will true up your 2025 compensation as follows:

(i)	If the Compensation Committee approves a payout of the FY24 Annual Bonus that exceeds 60% of target performance, to the extent you received an Accelerated Bonus, the Company shall pay you at the time the FY24 Annual Bonus is generally paid to participants an amount equal to the difference between the actual payout percentage and 60% with respect to your FY24 Annual Bonus, less applicable taxes and withholdings. However, if the FY24 Annual Bonus is less than 60%, to the extent you received an Accelerated Bonus, you shall repay the Company at the time the FY24 Annual Bonus is generally paid to participants the difference between 60% and the actual payout percentage, on a net after-tax basis and based on your 2024 marginal combined tax rate.

4.            Acknowledgements

(a)            You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Sections 2 and 3 above.

(b)            All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Maryland as applied to agreements executed in and to be fully performed within that State.

(c)            If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Acknowledgment shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Agreement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

Agreed and acknowledged this __________ day of December 2024.

[Name]

SCHEDULE A

Accelerated Payments for [Name]

2024 Annual Bonus Payment to be Paid in December 2024 ($)	Restricted Shares Granted in 2024 ($)

Grant ID	Grant Type	Number of Shares	Original Vesting Date
RSA

1	Note: All amounts will be reduced by applicable tax withholdings, with regular tax withholding applying to accelerated cash amounts (i.e., payments with respect to Accelerated Bonus).